UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2007

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Rouser Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Credit Facility

On July 27, 2007, Atlas Pipeline Partners, L.P. (“APL”) entered into its previously announced credit facility with Wachovia Bank, National Association, as administrative agent, and Wachovia Capital Markets, LLC, as sole lead arranger, comprised of (i) an $830.0 million senior secured term loan which matures in 2014 and (ii) a $300.0 million senior secured revolving credit facility that matures in 2013 (the “Credit Facility”). Wachovia Bank and Wachovia Capital Markets have agreed to syndicate the Credit Facility to other lenders. Borrowings under the Credit Facility are secured by a lien on and security interest in all of APL’s property and that of its subsidiaries and by the guaranty of each of its subsidiaries, other than WestOk and WestTex (as defined below).

APL borrowed $830.0 million under the term loan and $15.0 million under the revolving loan on July 27, 2007 to finance a portion of the Acquisition (as defined below) and to repay indebtedness under its prior revolving facility administered by Wachovia Bank.

Borrowings bear interest at a rate per annum equal to (i) (a) the higher of the rate of interest publicly announced by the Administrative Agent as its prime rate in effect and (b) the federal funds effective rate from time to time plus 0.5% or (ii) the rate at which eurodollar deposits in the London interbank market for one, two, three or six months or, if agreed by all the lenders, the nine or twelve months, are quoted on the Telerate screen, as adjusted for actual statutory reserve requirements for Eurocurrency liabilities, each plus the applicable margin based on APL’s leverage ratio (defined as its ratio of consolidated funded debt to EBITDA).

Amounts under the Revolving Loan Facility may be repaid and re-borrowed until June 29, 2012. Mandatory prepayments of the Credit Facility are required from the net cash proceeds of debt or equity issuances and of dispositions of assets that exceed $50.0 million in the aggregate in any fiscal year that are not reinvested in replacement assets within 360 days.

The credit agreement contains standard representations and covenants for facilities of this type, including restrictions covenants to maintain specified financial ratios. The events which constitute an event of default are also customary for loans of this size, including payment defaults, breaches of representations or covenants, adverse judgments in excess of a specified amount and a change of control. Occurrence of an event of default allows the lenders to accelerate the payment of the loans and terminate the commitments to lend.

A copy of the revolving credit and term loan agreement for the Credit Facility is attached hereto as exhibit 10.1.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 27, 2007, APL completed its previously announced acquisition of control of the 100% interest in natural gas gathering systems and processing plants known as the “Chaney Dell System” and the approximate 73% interest in natural gas gathering systems and processing plants known as the

“Midkiff/Benedum System” (the “Acquisition”) from Western Gas Resources, Inc. and Western Gas Resources—Westana, Inc., subsidiaries of Anadarko Petroleum Corporation (collectively, “Anadarko”).

The Chaney Dell System is located in northwest Oklahoma and southern Kansas, near the center of the Anadarko Basin. This system consists of two active processing facilities:

•	the Waynoka plant, a 200 Mmcf/d cryogenic unit in Woods County, OK;

•	the Chester plant, a 30 Mmcf/d cryogenic expander unit in Woodward County, OK; and

•	approximately 3,470 miles of gathering pipeline covering six counties in the Anadarko Basin across northwestern Oklahoma and southern Kansas.

The Midkiff/Benedum System is located in the Spraberry Trend of the Permian Basin, near Midland, Texas. This system consists of the following:

•	the Midkiff plant, a 130 Mmcf/d cryogenic facility in Reagan County, TX;

•	the Benedum plant, a 43 Mmcf/d cryogenic facility in Upton County, TX; and

•	approximately 2,500 miles of gathering pipeline located across four counties in the Permian Basin of west Texas.

The Acquisition was effected by the formation of two limited liability companies, Atlas Pipeline Mid-Continent WestOk, LLC (“WestOk”) and Atlas Pipeline Mid-Continent WestTex, LLC (“WestTex”). APL contributed approximately $1,118.3 million to WestOk and Anadarko contributed the Chaney Dell System; APL contributed approximately $760.3 million to WestTex and Anadarko contributed the Midkiff/Benedum System. APL’s contribution to WestOk includes approximately $30.2 million for a potential Oklahoma sales taxes liability. APL intends to request a ruling from the Oklahoma Tax Commission that the transfer of assets to WestOk is exempt from such sales tax; if the tax is not payable or is otherwise refunded, it will be returned to APL. The APL contributions are subject to adjustment after closing based on the final determination of the contributed asset value. Simultaneously with the closing, APL and Anadarko entered into amendments to the previously disclosed master formation agreements. Copies of the amendments to the master formation agreements are attached hereto as exhibits 10.2 and 10.3.

In connection with the formation of WestOk and WestTex, subsidiaries of APL and Anadarko entered into operating agreements, each of which provide:

•

The APL subsidiary is the managing member, with all powers to control and manage the business and affairs of the company except that the consent of both members is required for specified extraordinary transactions, such as admission of new members, engaging in transactions with APL affiliates, incurring debt outside the ordinary course of business and disposing of company assets above specified thresholds.

•	In general, cash available for distribution is distributed 95% to APL and 5% to Anadarko.

•

Upon contribution of the assets to the company, Anadarko received a loan from the company in an amount equal to APL’s cash contribution and gave the company a note which matures in 2042. Anadarko’s member interest in the company is required to be redeemed not later than the 30th anniversary of the closing date, and Anadarko may demand redemption at any time after the 15th anniversary of the closing date, and unless the members otherwise agree, the Anadarko note will be distributed to it in redemption of Anadarko’s interest.

Copies of the operating agreements are attached hereto as exhibits 10.4 and 10.5.

As previously disclosed, Anadarko’s interest in the Midkiff/Benedum system was subject to a third party's preferential right to purchase. As part of an agreement for waiver of the preferential right in order to permit completion of the Acquisition, WestTex entered into a purchase option agreement with Pioneer Natural Resources USA, Inc. (“Pioneer”), an existing owner of an approximate 27% undivided interest in the Midkiff/Benedum system, pursuant to which Pioneer was granted an option to purchase up to an additional 22% undivided interest in the system for $230 million, subject to adjustment. The option is exerciseable in part commencing June 15, 2008 and June 15, 2009, with closings to occur no earlier than 45 days after any such exercise. Exercise of the option is subject to customary closing conditions, including receipt by the parties of all required regulatory approvals. A copy of the purchase option agreement is attached hereto as exhibit 10.6.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

On July 27, 2007, APL also completed its private placement of 25,568,175 common units, at an aggregate offering price of $1,125 million. APL paid UBS Securities LLC placement agent fees of $9.56 million. Atlas Pipeline Holdings, L.P., the parent of APL’s general partner, purchased 3,835,227 of the common units. The common units were issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. APL used the net cash proceeds of the private placement to fund a portion of its contributions to WestOk and WestTex.

In connection with the private placement, APL agreed to file a registration statement with the Securities and Exchange Commission covering the common units issued in the private placement. A copy of the registration rights agreement is attached as exhibit 10.7 hereto.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the private offering described in Item 3.02 above, APL amended its limited partnership agreement in order to:

•

effect a technical amendment to the definition of “Available Cash” so that distributions made by WestOk and WestTex to Anadarko do not constitute restricted payments under APL’s senior notes indenture; and

•	provide for the subordination of incentive distributions to APL’s general partner in the following manner:

•	up to $5 million per quarter for the first 8 quarters beginning with the current quarter; and

•	up to $3.75 million per quarter after the initial 8 quarter period.

A copy of the amendment is attached hereto as exhibit 3.1.

Item 7.01	Regulation FD Disclosure.

On July 27, 2007, APL issued a press release related to the foregoing. A copy of the press release is attached as hereto as exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The required financial statements will be filed within the time period required under applicable regulations under the Securities and Exchange Act of 1934.

(b)	Pro forma financial information.

The required pro forma financial information will be filed within the time period required under applicable regulations under the Securities and Exchange Act of 1934.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

3.1	Amendment No. 2 to Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P. dated as of July 27, 2007.

10.1	Revolving Credit and Term Loan Agreement dated July 27, 2007.

10.2	Amendment to Master Formation Agreement dated as of June 1, 2007 among Western Gas Resources, Inc., Western Gas Resources—Westana, Inc. and Atlas Pipeline Partners, L.P.

10.3	Amendment to Master Formation Agreement dated as of June 1, 2007 between Western Gas Resources, Inc. and Atlas Pipeline Partners, L.P.

10.4	Operating Agreement of Atlas Pipeline Mid-Continent WestTex, LLC dated July 27, 2007

10.5	Operating Agreement of Atlas Pipeline Mid-Continent WestOk, LLC dated July 27, 2007

10.6	Purchase Option Agreement between Atlas Pipeline Mid-Continent WestTex, LLC and Pioneer Natural Resources USA, Inc. dated July 27, 2007

10.7	Registration Rights Agreement dated July 27, 2007

99.1	Press Release of Atlas Pipeline Partners, L.P. dated July 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 30, 2007	ATLAS PIPELINE PARTNERS, L.P.
	By:	Atlas Pipeline Partners GP, LLC, its general partner

		By:	/s/ Matthew A. Jones
Chief Financial Officer